EXHIBIT 99.1

Date:	July 22, 2009	NEWS RELEASE
For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100
Contact: William R. Sperry
HUBBELL REACHES AGREEMENT TO ACQUIRE BURNDY®
ORANGE, CT. (July 22, 2009) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported the signing of a definitive agreement to acquire FCI Americas, Inc. (the business known as “Burndy®”) for consideration of $360 million in cash, subject to certain standard adjustments.
Burndy, headquartered in Manchester, NH, is a leading North American manufacturer of connectors, cable accessories and tooling serving utilities as well as commercial and industrial customers. In 2008, Burndy generated sales of approximately $225 million with operating profit margins in the high teens. Products are primarily sold through distributors, the same channel utilized by Hubbell. Sales are roughly 63% Construction & Industrial and 37% Utility while the geographic split is approximately 75% in the U.S. and 25% in Canada, Brazil and Mexico.
Burndy was founded in 1924 and their brand has a long history representing quality, reliability, innovation and customer service. In 2008, Burndy won awards as supplier of the year from WESCO International, Inc. and Border States Industries, Inc. and received Graybar Electric Company, Inc.’s award for innovation. Burndy operates 3 manufacturing facilities in the Northeastern U.S., 1 in Brazil and 1 in Mexico.
Completion of the transaction is expected to be on or around October 1st, subject to certain conditions including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Hubbell is able to utilize available resources, including cash and commercial paper backed by an undrawn committed credit facility, to close the transaction. Additionally, the Company is actively evaluating available alternatives for permanent financing to best meet its capital structure objectives going forward.

“We believe Burndy is an outstanding fit with Hubbell. We are very excited about adding Burndy’s high quality product line to our portfolio” said Timothy H. Powers, the Chairman, President and Chief Executive Officer of Hubbell Incorporated. “Burndy has earned great respect over the years from distributors and end users and the brand is a natural complement to Hubbell’s positioning. We look forward to welcoming management and Burndy’s valued employees to the Hubbell family. Their emphasis on lean manufacturing and safety, as well as their strengths in engineering and customer service reinforce some of Hubbell’s core competencies. Financially, we expect Burndy to contribute to expanding our operating margin. We also expect to realize both sales and operating efficiencies as we integrate Burndy.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases and include the expected completion date of the transaction, the expected effect of the transaction on the Company’s operating margin and the expected sales and operating efficiencies. Such forward-looking statements are based on the Company’s reasonable current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2008 revenues of $2.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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